2012 Non-Employee Director Compensation Policy

Pursuant to The Active Network, Inc.’s 2012 non-employee director compensation policy, non-employee directors are compensated for their services on our Board of Directors. Pursuant to the policy:

•	each non-employee director will receive an annual fee of $32,500 payable for the director’s service during the year and 16,911 options to purchase shares of common stock.

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the Chairman of the Audit Committee will receive an additional annual fee of $20,000 for the Chairman’s service during the year and each other Audit Committee member will receive an additional annual fee of $5,500;

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the Chairman of the Compensation Committee will receive an additional annual fee of $10,000 for the Chairman’s service during the year and each other Compensation Committee member will receive an additional annual fee of $4,000; and

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the Chairman of the Nominating and Corporate Governance Committee will receive an additional annual fee of $8,750 for the Chairman’s service during the year and each other Nominating and Corporate Governance Committee member will receive an additional annual fee of $2,750.

Annual option grants are granted on the date of the annual meeting and vest in equal monthly installments over the 12-month period following the date of grant. The cash portion of the non-employee director compensation is payable in equal quarterly installments over the subsequent 12-month period. Each director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and any Committee on which he or she serves.